EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Golden Global Corp.

We hereby consent to the incorporation in this Registration Statement on Form S-8 of pertaining to the 2012 Employee and Consultant Stock Compensation Plan or Golden Global Corp. (the “Company”), of our report dated October 13, 2011 of Golden Global Corp., relating to the financial financial statements as set June 30, 2010 and for the periods of time then ended, as forth in the Company’s Annual Report on Form 10-K, filed on November 15, 2011.

K.R. MARGETSON LTD.
Chartered Accountants
North Vancouver, BC, Canada
May 7, 2012